EXHIBIT 5

[Letterhead of The Otto Law Group]

March 12, 2008

River Hawk Aviation, Inc.
954 Business Park Drive
Traverse City, MI 49686

      Re:                            Registration of Common Stock of River Hawk Aviation, Inc., a Nevada
corporation ("River Hawk").

Ladies and Gentlemen:

      For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 3,030,000 shares of common stock of River Hawk in connection with the Professional Services Agreements between River Hawk and Richard Girouard, Steven Peacock and Steve Careaga and that Engagement Agreement between River Hawk and The Otto Law Group, PLLC (collectively,  the "Agreements"), we have examined such  documents and have reviewed such  questions of law as we have considered necessary and  appropriate for the purposes of this opinion and, based thereon, we advise you that,  in our opinion,  when such shares have been issued and sold in accordance with the registration statement referenced  herein,  such shares will be validly issued, fully paid and nonassessable shares of River Hawk’s common stock.

      We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                        Very truly yours,

                                        THE OTTO LAW GROUP, PLLC

                                        /s/ The Otto Law Group, PLLC
                                            -------------------------------